Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Sumo Logic, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Sumo Logic, Inc. 2020 Equity Incentive Plan	Other	6,119,107 (2)	$11.38(4)	$69,635,437.66	0.00011020	$7,673.83
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Sumo Logic, Inc. 2020 Employee Stock Purchase Plan	Other	1,223,821 (3)	$9.68(5)	$11,846,587.28	0.00011020	$1,305.49
Total Offering Amounts					$81,482,024.94		$8,979.32
Total Fee Offsets(6)							–
Net Fee Due							$8,979.32

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Reflects an automatic increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2020 Plan, which annual increase is provided for in the 2020 Plan.
(3)	Reflects an automatic increase to the number of shares of Common Stock reserved for issuance under the 2020 ESPP, which annual increase is provided for in the 2020 ESPP.
(4)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $11.38 per share, which is the average of the high and low sales prices of Common Stock as reported on the Nasdaq Global Select Market on March 10, 2023.
(5)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $11.38 per share, which is the average of the high and low sales prices of Common Stock as reported on the Nasdaq Global Select Market on March 10, 2023. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2020 ESPP).
(6)	The Registrant does not have any fee offsets.